                                  EXHIBIT 13

                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
                            WASHINGTON, D.C. 20219

                                  FORM 10-KSB

|X| Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 (fee required) for the fiscal year ended December 31, 1998.
                                       or

|_| Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _____________ to ____________.

                           OCC Charter Number # 22765
                           --------------------------

                         COMMERCE BANK/HARRISBURG, N.A.
                         ------------------------------
        (Exact name of Small Business Issuer as specified in its charter)

            United States                              23-2324730
            -------------                              ----------
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
   incorporation or organization)

      100 Senate Avenue, P.O. Box 8599, Camp Hill, Pennsylvania 17011-8599
      --------------------------------------------------------------------
                    (Address of principal executive offices)

                                (717) 975-5630
                                --------------
                          (Issuer's telephone number)

         Securities registered under Section 12 (b) of the Exchange Act:

                                      None

         Securities registered under Section 12 (g) of the Exchange Act:

                          Common Stock, $1.00 Par Value
                          -----------------------------
                                (Title of Class)

      Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes |X|   No |_|

      Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. |X|

      The issuer's revenues for the fiscal year ended December 31, 1998 were $24,074,000.

      The aggregate market value of voting stock held by non-affiliates of the registrant is $28,192,500. (1)

      The number of shares of the Issuer's common stock, par value $1.00 per share, outstanding as of March 19, 1999 was 1,557,375.

DOCUMENTS INCORPORATED BY REFERENCE:

      Part II incorporates certain information by reference from the registrant's Annual Report to Shareholders for the fiscal year ended December 31, 1998 (the "Annual Report"). Part III incorporates certain information by reference from the registrant's Proxy Statement for the Annual Meeting of Shareholders.

      (1) The aggregate dollar amount of the voting stock set forth equals the number of shares of the registrant's Common Stock outstanding, reduced by the amount of Common Stock held by executive officers, directors, and shareholders owning in excess of 10% of the registrant's Common Stock, multiplied by the last sale price for the registrant's Common Stock on March 19 1999. The information provided shall in no way be construed as an admission that the officer, director, or 10% shareholder in the registrant may be deemed an affiliate of the registrant or that such person is the beneficial owner of the shares reported as being held by him, and any such inference is hereby disclaimed. The information provided herein is included solely for the record keeping purpose of the Office of the Comptroller of the Currency.

    Transitional Small Business Disclosure Format (check one): Yes |_|  No |X|

                 COMMERCE BANK/HARRISBURG, NATIONAL ASSOCIATION

                        FORM 10-KSB CROSS-REFERENCE INDEX
                                                                            Page
                                                                            ----
Part I.

   Item  1.     Business.....................................................5

   Item  2.     Properties..................................................10

   Item  3.     Legal Proceedings...........................................12

   Item  4.     Submission of Matters to a Vote of Security
                Holders (This item is omitted since no matters were submitted to a vote of security holders during the fourth quarter of 1998.)

Part II.
   Item  5.     Market Price of and Dividends on the Registrant's
                Common Equity and Related Shareholder
                Matters.....................................................13

   Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations (Incorporated by reference as Exhibit 13. hereto from the Bank's Annual Report to Shareholders for the fiscal year ended December 31, 1998.)

   Item  7.     Financial Statements
                (Incorporated by reference as Exhibit 13. hereto from the Bank's Annual Report to Shareholders for the fiscal year ended December 31, 1998.)

   Item  8.     Changes In and Disagreements with Accountants on
                Accounting and Financial Disclosure (This item is omitted since it is not applicable.)

Part III.
   Item  9.     Directors, Executive Officers, Promoters and
                Control Persons; Compliance with Section 16(a) of the Exchange Act

   Item 10.     Executive Compensation

   Item 11. Security Ownership of Certain Beneficial Owners and Management

   Item 12.     Certain Relationships and Related Transactions

(The information required by the items in this part has been omitted since it will be contained in the definitive proxy statement to be filed pursuant to Regulation 14A.)

   Item 13.     Exhibits and Reports on Form 8-K

     (a)        Exhibits:

          2.    Plan of Conversion of Commerce Bank/Harrisburg, a
                Pennsylvania State Chartered Banking Institution, into Commerce Bank/Harrisburg, National
                Association, a National Banking Institution (B)

         3.i.   Articles of Incorporation, as amended (B)

         3.ii.  By - Laws, as amended (B)

        10.i. The Bank's 1986 Incentive Stock Option Plan, and amendments (B)

                                                                            Page
                                                                            ----
        10.ii.  The Bank's 1990 Directors Stock Option Plan (B)

        10.iii. The Bank's 1996 Employee Stock Option Plan (C)

        13.     Commerce Bank/Harrisburg, N.A. 1998 Annual Report
                to Shareholders.............................................15

        99.     Additional Exhibits:

            i. Resolution of the Board of Directors determining the designation and number of the Series A Noncumulative Preferred Stock, par value $10.00 per share, and the relative rights, preferences and limitations thereof (A)

           ii.  Warrant No. 1 of Commerce Bank/Harrisburg (A)

          iii.  Warrant Agreement dated October 7, 1988 (A)

           iv.  Amendment No.1 to the Stock and Warrant Purchase
                Agreement (A)

     (b) There were no reports on Form 8-K filed in the fourth quarter of 1998

----------

(A) Incorporated by reference from the Bank's Form 8-K filed with the Office of the Comptroller of the Currency on October 12, 1994.

(B) Incorporated by reference from the Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

(C) Incorporated by reference from the Bank's 1996 Proxy Statement filed with the Office of the Comptroller of the Currency on April 22, 1996.

Signatures....................................................................14

Part I.

Item 1. Business History

      On July 13, 1984, Commerce Bank/Harrisburg (Commerce) filed an application to establish a state-chartered banking institution with the Pennsylvania Department of Banking. On September 7, 1984, Commerce was granted preliminary approval of its application, and on September 11, 1984, was incorporated as a Pennsylvania state-chartered banking institution under the laws of the Commonwealth of Pennsylvania. The Bank opened for business on June 1, 1985.

      On October 7, 1994, Commerce was converted from a Pennsylvania state-chartered banking institution to a national banking association under the laws of the United States of America and changed its name to "Commerce Bank/Harrisburg, National Association." The Bank's conversion was consummated pursuant to preliminary and conditional approval of the conversion granted by the Office of the Comptroller of the Currency (OCC) on July 5, 1994 in response to a letter of intent to convert to a national bank filed by Commerce with the OCC on April 6, 1994.

      The Bank is an independent community bank that seeks to provide personal attention and professional financial assistance to its customers. The Bank is a locally managed, owned and oriented financial institution.

      The Bank is a member of the Commerce Bancorp, Inc. Network (the "Network") and has the exclusive right to use the "Commerce Bank" name and the "Yes Bank" logo within its primary service area. The Network provides certain marketing and support services to the Bank.

      As of December 31, 1998, the Bank had approximately $319.3 million in assets, $297.7 million in deposits, $167.1 million in total loans, and $20.4 million in stockholders' equity. The Bank is a member of the Federal Reserve System (FRB) and the Bank's deposits are insured by the Bank Insurance Fund
(BIF) of the Federal Deposit Insurance Corporation (FDIC) to the fullest extent permitted by law.

General

      The Bank provides a full range of retail and commercial banking services for consumers and small and mid-sized companies. The Bank's lending and investment activities are funded principally by retail deposits gathered through its retail branch office network.

      The Bank engages in a broad range of retail banking services and products including free personal checking accounts and business checking accounts (subject to a minimum balance), regular saving accounts, money market accounts, interest checking accounts, fixed rate certificates of deposit, individual retirement accounts, club accounts, and safe deposit facilities. Its services also include a full range of lending activities including commercial construction and real estate loans, land development and business loans, business lines of credit, consumer loan programs (including installment loans for home improvement and the purchase of consumer goods and automobiles), home equity and Visa Gold card revolving lines of credit, overdraft checking protection, student loans and automated teller facilities. Commerce also offers construction loans and permanent mortgages for homes. Commerce is a participant in the Small Business Administration and is an approved lender for qualified applicants.

      The Bank directs its commercial lending principally toward businesses that require funds within the Bank's lending limit, as determined from time to time, and that otherwise do business and/or are depositors with Commerce. Commerce also participates in inter-bank credit arrangements in order to take part in loans for amounts that are in excess of Commerce's lending limit. In consumer lending, Commerce offers various types of loans, including revolving credit lines, automobile loans, and home improvement loans.

      The Bank offers its lending and depository services from its Main Office in Camp Hill, Pennsylvania, and its ten full-service branch offices located in Mechanicsburg, Colonial Park, Lower Paxton Township, Hummelstown , York and Carlisle, Pennsylvania. The Bank currently considers its primary service area to include the central Pennsylvania area, including portions of Dauphin, Cumberland, and York Counties, Pennsylvania.

      The Bank has focused its strategy for growth primarily on the further development of its community-based retail-banking network. The objective of this corporate strategy is to build earnings growth potential for the future as the retail branch office network matures. The Bank's branch concept uses a prototype or standardized branch office building, convenient locations and active marketing, all designed to attract retail deposits. Using this prototype branch concept, the Bank plans to open two new branch offices in each of the next five years. It has been the Bank's experience that each newly opened branch office incurs operating losses during the first 18 to 20 months of operations and becomes profitable thereafter. The Bank's retail approach to banking emphasizes a combination of long-term customer relationships, quick responses to customer needs, active marketing, convenient locations, free checking for customers maintaining certain minimum balances and extended hours of operation.

      Commerce is not dependent on any one or more major customers.

Regulation and Supervision

      As a nationally chartered commercial banking association, the Bank is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency (OCC). The Bank is a member of the Federal Reserve System. The Bank's deposits are insured by the FDIC up to applicable legal limits. Some of the aspects of the lending and deposit business of the Bank that are regulated by these agencies include personal lending, mortgage lending and reserve requirements. The Bank is also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

      The Bank is also subject to certain limitations on the amount of cash dividends that it can pay. See "Dividends and Dividend History" on page 13.

      The approval of the OCC is required for the establishment of additional branch offices. Since March 4, 1990, the Bank is able to establish branches within any county in Pennsylvania.

      Under the Change in Banking Act of 1978, subject to certain exceptions, no person may acquire control of the Bank without giving at least sixty days prior written notice to the OCC. Under the Change in Banking Control Act of 1978 and the regulations promulgated thereunder, control of the Bank is generally presumed to be the power to vote ten percent (10%) or more of the Common Stock. The OCC is empowered to disapprove any such acquisition of control.

      Under the Pennsylvania Banking Code of 1965, subject to certain exceptions, no person may acquire control of more than 10 percent (10%) of the outstanding voting shares of the Bank without the prior written approval of the Pennsylvania Department of Banking.

      The amount of funds that Commerce may lend to a single borrower is limited generally under the National Bank Act to 15% of the aggregate of its capital, surplus and undivided profits and capital securities (all as defined by statute and regulation).

      The Bank is subject to the Securities and Exchange Commission's rules and regulations (as implemented by the OCC) relating to periodic reporting, reporting to stockholders, proxy solicitation, and insider trading.

      As a consequence of the extensive regulation of commercial banking activities in the United States, the Bank's business is particularly susceptible to being affected by federal and state legislation and regulations which may affect the cost of doing business.

Competitive Business Conditions / Competitive Position

      The Bank's current primary service area, the central Pennsylvania area, including portions of Dauphin, Cumberland, and York Counties, is characterized by intense competition for banking business. The Bank competes with local commercial banks as well as numerous regionally based commercial banks, most of which have assets, capital, and lending limits larger than that of Commerce. The Bank competes with respect to its lending activities as well as in attracting demand, savings, and time deposits with other commercial banks, savings banks, insurance companies, regulated small loan companies, credit unions, and with issuers of commercial paper and other securities such as shares in money market funds.

      Other institutions may have the ability to finance wide-ranging advertising campaigns, and to allocate investment assets to regions of highest yield and demand. Many institutions offer services such as trust services and international banking which Commerce does not directly offer (but which the Bank may offer indirectly through other institutions). Many institutions, by virtue of their greater total capital, can have substantially higher lending limits than Commerce.

      In commercial transactions, the Bank's legal lending limit to a single borrower (approximately $3,360,000 as of December 31, 1998) enables it to compete effectively for the business of smaller companies. However, this legal lending limit is considerably lower than that of various competing institutions and thus may act as a constraint on the Bank's effectiveness in competing for financing in excess of these limits.

      In consumer transactions, the Bank believes it is able to compete on a substantially equal basis with larger financial institutions because it offers longer hours of operation, personalized service and competitive interest rates on savings and time accounts with low minimum deposit requirements.

      In order to compete with other financial institutions both within and beyond its primary service area, the Bank uses, to the fullest extent possible, the flexibility which independent status permits. This includes an emphasis on specialized services for the small businessperson and professional contacts by the Bank's officers, directors and employees, and the greatest possible efforts to understand fully the financial situation of relatively small borrowers. The size of such borrowers, in management's opinion, often inhibits close attention to their needs by larger institutions. The Bank may seek to arrange for loans in excess of its lending limit on a participation basis with other financial institutions in order more fully to service customers whose loan demands exceed the Bank's lending limit.

      The Bank endeavors to be competitive with all competing financial institutions in its primary service area with respect to interest rates paid on time and saving deposits, its overdraft charges on deposit accounts, and interest rates charged on loans.

Recent Legislation/Interstate Banking

      On September 29, 1994, the President signed into law the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Interstate Act"). Among other things, the Interstate Act permits bank holding companies to acquire banks in any state one year after enactment. Pennsylvania law was recently amended to authorize any out-of-state bank holding company to acquire control of any state or national bank located in Pennsylvania after it receives prior written approval from the Pennsylvania Department of Banking. As of June 1, 1997, a bank may merge with a bank in another state so long as both states have not opted out of interstate branching between the date of enactment of the Interstate Act and May 31, 1997. States enacting laws opting out of interstate branching were required to do so before June 1, 1997, subject to certain conditions. States were also able to enact laws permitting interstate merger and/or interstate branching transactions before June 1, 1997 and host states were permitted to impose conditions on a branch resulting from an interstate merger transaction that occurred before June 1, 1997, if the conditions did not discriminate against out-of-state banks, were not preempted by Federal law and did not apply or require performance after May 31, 1997. Pennsylvania has enacted a law opting in immediately to interstate merger and interstate branching transactions. Interstate acquisitions and mergers are both subject, in general, to certain concentration limits, state entry rules relating to the age of the bank and applicable regulatory approvals.

      Under the Interstate Act, the Federal Deposit Insurance Act is amended to permit the responsible Federal regulatory agency to approve the acquisition of a branch of an insured bank by an out-of-state bank or bank holding company without the acquisition of the entire bank or the establishment of a "de novo" branch only if the law of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank without acquiring the bank or permits out-of-state banks to establish "de novo" branches. Pennsylvania recently passed such a law.

      The foregoing necessarily is a summary and general description of certain provisions of each of the Interstate Act, the Development Act and recently enacted Pennsylvania law and does not purport to be complete. Many of the provisions of each continue to be implemented through the adoption of regulations by the various Federal and state banking agencies. Moreover, some provisions of the legislation have not yet become effective. As of the date hereof, the Bank is continuing to study the legislation and regulations relating to the legislation but cannot yet assess its impact on the Bank.

      On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund (SAIF) administered by the Federal Deposit Insurance Corporation (FDIC) and to provide for repayment of the FICO (Financial Institution Collateral Obligation) bonds issued by the United States Treasury Department. Also on September 30, 1996, the FDIC levied a one-time special assessment on SAIF deposits equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. This assessment had no impact on Commerce, as it held no SAIF deposits at that time. During the years 1997, 1998 and 1999, the Bank Insurance Fund (BIF) will pay $322 million of FICO debt service, and SAIF will pay $458 million.

      During 1998 and 1999, the average regular annual deposit insurance assessment is estimated to be about 1.29 cents per $100 of deposits for BIF deposits and 6.44 cents per $100 of deposits for SAIF deposits. Individual institution's assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO costs equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately 2.43 cents per $100 of deposits. The FICO bonds will mature in 2018-2019, ending the interest payment obligation.

      The law provides that BIF and SAIF are to merge to form the Deposit Insurance Fund (DIF) at the beginning of 1999, provided that there are no SAIF institutions in existence at that time. Merger of the Funds will require state laws to be amended in those states authorizing savings associations to eliminate that authorization (state chartered savings banks will not be affected). This provision reflects Congress' apparent intent to merge thrift and commercial bank charters by January 1999; however, no law has yet been enacted to achieve that purpose.

National Monetary Policy

      In addition to being affected by general economic conditions, the earnings and growth of the Bank are affected by the policies of regulatory authorities, including the OCC, the FRB and the FDIC. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used to implement these objectives are open market operations in U.S. Government securities, setting the discount rate, and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.

      The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings, and growth of the Bank cannot be predicted.

      The costs and effects of compliance with environmental laws, federal, state and local, on Commerce are minimal.

Employees

As of December 31, 1998, the Bank had 245 employees, of which 182 were full-time employees. Commerce Bank management believes the relationship with their employees is good.

Item 2. Properties

Main Office

      The main office of Commerce is located on the east side of the ground floor of the Senate Plaza, Erford Road and Senate Avenue, East Pennsboro Township, Camp Hill, Pennsylvania. Commerce leases and occupies 10,792 square feet on the ground floor, containing a banking floor, lobby, administrative offices, and executive offices. Commerce has constructed its own leasehold improvements in the main office.

      This lease commenced January 1, 1985 and had an initial term of 5 years with three 5-year options to renew. The Bank renegotiated the lease to provide for a ten-year term. The Bank currently pays an annual rent of $203,250. The lease contains a provision for incremental rental increases.

      Under the lease, Commerce is required to pay its pro rata share of the increase in operating expenses and property taxes of the building over and above the building's operational expenses and property taxes for the calendar year ending December 31, 1983. The bank's pro rata share of the total building is 4.79%. At the present time, Commerce's monthly pro rata share of these expenses is $1,311. Leasehold improvements and interior furnishings are the responsibility of Commerce.

      Commerce has also leased an additional area on the Senate Plaza site for a drive-in kiosk at an annual rent of $6,992. The drive-in kiosk is an independent facility built and maintained at Commerce's sole cost and expense.

Operations Facilities

Management Information Systems Center

      The operations center is located on the northwest side of the second floor of 3 Crossgates Drive, Hampden Township, Mechanicsburg, Pennsylvania. Commerce leases and occupies 8,535 square feet of office space on the second floor. The original lease for 5,235 square feet of office space commenced March 1, 1994, and has an initial term of 5 years with three 3-year renewal options. Commerce has constructed leasehold improvements in the office space at the lessor's expense.

      In February 1996, Commerce signed a lease for an additional 3,300 square feet of office space. The initial term of this lease is three years with three 3-year renewal options. Commerce has constructed leasehold improvements in this space at it own expense. Commerce currently pays a combined annual rent for this location of $89,728. The leases contain provisions for incremental rent increases.

Loan Production Offices

      (1) The Bank leases an office at 4 Lemoyne Drive, Suite 100, Lemoyne Borough, Lemoyne, Pennsylvania, as a loan production office. The lease for 1,885 square feet of office space commenced October 1, 1998, and has an initial term of 2 years with a year-to-year renewal option. Commerce has constructed leasehold improvements in the office space at the its own expense. The Bank currently pays annual rent of $27,336. The lease contains provisions for incremental rent increases.

      (2) The Bank leases an office at 205-2 St. Charles Way, York Township, York, Pennsylvania, as a loan production office. The lease for 1,496 square feet of office space commenced December 1, 1998, and has an initial term of 1 year with three 1-year renewal options. Commerce has constructed leasehold improvements in the office space at the its own expense. The Bank currently pays annual rent of $18,696. The lease contains provisions for incremental rent increases.

Branch Facilities

4700 Jonestown Road, Lower Paxton Township, Harrisburg, PA 17109-6216

      The Bank entered into a land lease for the premises located at 4700 Jonestown Road, Harrisburg, Pennsylvania, consisting of a 36,007 square foot lot. Commerce has constructed a full service branch on this land.

      The land lease commenced on July 1, 1987, and has an initial term of 20 years. In addition, Commerce has an option to renew the land lease for three additional 5-year terms. The Bank currently pays an annual rent of $40,000. Rent is subject to increase on the terms set forth in the lease agreement.

4860 Carlisle Pike, Hampden Township, Mechanicsburg, PA 17055-3026

      Commerce has entered into a land lease for the premises located at 4860 Carlisle Pike, Mechanicsburg, Pennsylvania. Commerce has constructed a full service branch on this land.

      The land lease commenced on October 1, 1988, and has an initial term of 20 years. In addition, the Bank has an option to renew the land lease for four additional 5-year terms. Commerce currently pays an annual rent of $36,000. Rent is subject to increase on the terms set forth in the lease agreement.

6071 Allentown Boulevard, Lower Paxton Township, Harrisburg, PA 17112-2673

      The Bank has entered into a land lease for the premises located at 6071 Allentown Boulevard, Harrisburg, Pennsylvania. Commerce has constructed a full service branch on this land.

      The land lease commenced on January 1, 1992 and has an initial term of 20 years. In addition, Commerce has an option to renew the land lease for six additional 5-year terms. Commerce currently pays an annual rent of $47,000. Rent is subject to increase on the terms set forth in the lease agreement.

600 Walton Avenue, Derry Township, Hummelstown, PA 17036

      The Bank has purchased the parcel of land located at 600 Walton Avenue, Hummelstown, Pennsylvania. Commerce has constructed a full service branch office on this land.

2160 South Queen Street, York, York County, Pennsylvania

      Commerce has purchased the parcel of land located at 2160 South Queen Street, York, Pennsylvania. The Bank has constructed a full service branch office on this land.

2100 York Crossing Drive, West Manchester Township, York, York County, Pennsylvania

      The Bank has entered into a land lease for the premises located at 2100 York Crossing Drive, York, Pennsylvania. Commerce has constructed a full service branch on this land.

      The land lease commenced on April 23, 1996 and has an initial term of 20 years. In addition, Commerce has an option to renew the land lease for four additional 5-year terms. Commerce currently pays an annual rent of $50,000. Rent is subject to increase on the terms set forth in the lease agreement.

1098 Haines Road, Springettsbury Township, York, York County, Pennsylvania

      The Bank has entered into a land lease for the premises located at 1098 Haines Road, York, Pennsylvania. The Bank has constructed a full service branch on this land.

      The land lease commenced on April 1, 1997 and has an initial term of 20 years. In addition, Commerce has an option to renew the land lease for one additional 5-year term and a term of four years, eleven months thereafter. Commerce currently pays annual rent of $51,000. Rent is subject to increase on the terms set forth in the lease agreement.

5032 Simpson Ferry Road, Lower Allen Twp., Mechanicsburg, Cumberland County, Pennsylvania

      Commerce has purchased the parcel of land at 5032 Simpson Ferry Road, Mechanicsburg, Pennsylvania. The Bank has constructed a full service branch office on this land.

55 Arsenal Road, York, Manchester Township, York County, Pennsylvania

      Commerce has purchased the parcel of land located at 55 Arsenal Road in Manchester Township, York, Pennsylvania. The Bank has constructed a full service branch office on this land.

65 Ashland Avenue, Carlisle, Borough of Carlisle, Cumberland County,
Pennsylvania

      Commerce has purchased the parcel of land located at 65 Ashland Avenue in the Borough of Carlisle, Carlisle, Pennsylvania. The Bank has constructed a full service branch office on this land.

      In the opinion of Commerce's management, the interest of Commerce in each of the above properties is adequately covered by insurance.

Item 3. Legal Proceedings

      In July 1995, a Bank borrower filed a multi-count lender liability complaint against the Bank seeking unspecified damages. The Bank filed preliminary objections to the complaint. The Court sustained the preliminary objections in part and denied them in part. An amended complaint was filed and the Court denied the Bank's preliminary objections to the amended complaint. The Bank filed its answer with new matter and a counterclaim. The plaintiff has responded to the new matter and counterclaim. The Bank believes that the complaint is without merit and intends to vigorously defend this action. However, the ultimate outcome of the litigation cannot be presently determined. The case is in the discovery stage.

      In addition, the Bank is also subject to certain other legal proceedings and claims arising in the ordinary course of business. It is management's opinion that the ultimate resolution of these claims will not have a material adverse effect on the Bank's financial position and results of operations.

Part II.

Item 5. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters

      The Bank's common stock trades on the NASDAQ Small Cap Market tier of The Nasdaq Stock Market under the symbol COBH. Prior to August 1994, there was no established market for trading in shares of common stock or preferred stock of Commerce. The common stock first became listed on the NASDAQ Small Cap Market on August 25, 1994. The preferred stock is not traded on any market.

      The following table sets forth the prices for which common stock has traded during the last two (2) fiscal years on the NASDAQ Small Cap Market. The prices per share have been adjusted to reflect common stock dividends of 5% with record dates of January 29, 1999 and January 30, 1998. As of December 31, 1998, there were approximately 402 holders of record of the Bank's common stock.

                          Common Share Data Sales Price

            Quarter Ended:                       High            Low
            --------------                       ----            ---

               March 31, 1998                   $28.57         $24.94
               June 30, 1998                     32.86          27.38
               September 30, 1998                36.19          28.57
               December 31, 1998                 29.52          26.67
               -----------------                 -----          -----


               March 31, 1997                   $19.27         $16.84
               June 30, 1997                     19.27          17.68
               September 30, 1997                25.84          18.14
               December 31, 1997                 30.16          24.94
               -----------------                 -----          -----

Dividends and Dividend History

      Commerce has not declared or paid cash dividends on its common stock since commencement of operations in June 1985.

      Regulatory authorities restrict the amount of cash dividends the Bank can declare without prior regulatory approval. Presently, the Bank cannot declare a dividend in excess of its accumulated retained earnings.

Signatures

      Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Commerce Bank/Harrisburg, National Association

Date:  March 29, 1999             By  /s/  James T. Gibson
                                      ------------------------------------
                                      James T. Gibson
                                      President and Chief Executive Officer

      Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                                Title                                 Date
          ---------                                -----                                 ----
/s/ Gary L. Nalbandian                 Chairman of the Board                        March 29, 1999
---------------------------
    Gary L. Nalbandian

/s/ James T. Gibson                    President, Chief Executive Officer           March 29, 1999
---------------------------            and Director  (Principal Executive
    James T. Gibson                    Officer)

/s/ Alan R. Hassman                    Director                                     March 29, 1999
---------------------------
    Alan R. Hassman

/s/ Michael A. Serluco                 Director                                     March 29, 1999
---------------------------
    Michael A. Serluco

/s/ Samir J. Srouji, M.D.              Director                                     March 29, 1999
---------------------------
    Samir J. Srouji, M.D.

                                       Executive Vice President (Chief
                                       Financial Officer and Principal
                                       Accounting Officer)

/s/ Mark A. Zody                                                                    March 29, 1999
---------------------------
    Mark A. Zody

                 COMMERCE BANK/HARRISBURG, NATIONAL ASSOCIATION

                                   FORM 10-KSB

                                   Exhibit 13